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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934






                 June 27, 2000                                   0-21537
-----------------------------------------------------     -------------------
 Date of Report (Date of earliest event reported)         Commission File Number


                            PACIFIC BIOMETRICS, INC.
             (Exact name of registrant as specified in its charter)


            Delaware                                  93-1211114
---------------------------------             ----------------------------------
(State or other jurisdiction                  (I.R.S. Employer Identification
of incorporation or organization)               Number)



                             23120 Alica Parkway, Suite 200
                                 Mission Viejo, CA 92692
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                   (Address of Principal Executive Offices) (Zip Code)



                                 (949) 455-9724
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              (Registrant's telephone number, including area code)


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Item 5.  Other Events.

As previously reported, the Company executed an Agreement of Purchase and Sale of Assets with Saigene Corporation dated April 18, 2000(the "Purchase Agreement"). The Purchase Agreement, which is subject to shareholder approval, will transfer the business and all assets of the Company's Seattle laboratory operation to Saigene for a total consideration of $4,000,000. Although a cash payment of approximately $650,000 was due on June 15, 2000 under the Purchase Agreement, Saigene did not make such payment and requested an extension of time in order to comply. Accordingly, the Purchase Agreement was amended on June 22, 2000 (the "Amendment"). The Amendment extends the Closing Date of the Purchase Agreement from June 15, 2000 to August 15, 2000 and Saigene is required to pay $150,000 of the purchase price on or before July 15, 2000. The balance of cash and escrow payments and all other consideration originally due on June 15 will be due on August 15, 2000.

In exchange for this extension, Saigene has agreed to (i) waive all financial claims against the Company for funds advanced under the Management Agreement and forfeit all monies paid under the Purchase Agreement and (ii) be responsible for all liabilities previously assumed by Saigene or agreed to be assumed by Saigene including the debt to the Company's landlord of the Lake Forest, California facility in the event that Saigene fails to make cash payments due on July 15 or August 15, 2000. There can be no assurance that Saigene will be able to complete the Purchase Agreement as amended or consummate the transactions contemplated therein. Failure to complete this transaction would return operational control of the laboratory to the Company. While the laboratory would have less debt as a result of the Amendment, the Company will not be financially capable of maintaining the laboratory operation and there can be no assurance that another buyer could be found in a timely manner. This could force the Company to seek protection from creditors under the bankruptcy laws.

Even upon completion of the transaction with Saigene, the Company will still have various debts and claims that need to be settled. These include amounts owed to various consultants, vendors and suppliers of the Company not related to the Seattle laboratory operation (estimated to be between $250,000 and $400,000); deferred pay to current and former employees (approximately $700,000); and a potential liability of approximately $2.0 million related to the OsteoPatch technology (See below). The Company will attempt to settle these debts with cash, stock, and technology assets. There can be no assurance that the Company will be successful in these negotiations and may have to seek protection from creditors under the bankruptcy laws. If the Company is successful in settling the remaining debts, then the Company plans to pursue a merger with another company as a means of providing some value to common stockholders. There can be no assurance that the Company will be successful in finding and negotiating a successful merger or that any such merger would create value for the stockholders.

The Minnesota Mining and Manufacturing Company (3M), as a party in possession of secured property, has not informed the Company of its plans for the Sudormed assets. This includes the SkinPatch(TM) technology rights, which are part of the Company's OsteoPatch(TM) product. The Company had sought to reestablish certain rights to this technology in order to create additional value for the Company's other intellectual property related to the OsteoPatch. Without an agreement with 3M, the Company's OsteoPatch assets may not have any value and the Company expensed all of these assets in March 1999. In May 2000, 3M notified the Company that, in its capacity as a secured



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party in possession of the Sudormed assets, it demands payment in full of the
$1.6 million plus accrued interest and fees due and owing under the License Agreement between the Company and Sudormed. The Company and 3M are seeking to settle this claim. 3M has objected to the laboratory sale transaction that is proceeding with Saigene. Although, the Company disputes 3M's claim, 3M may seek to enforce its rights through legal process. The Company is not certain of the impact of 3M's demand on the proposed transaction with Saigene or what legal rights may be asserted by 3M to protect its claim. If 3M should be successful in blocking the proposed sale of the laboratory, or commences a legal action against the Company, the Company may have no alternative than to seek protection from creditors under the bankruptcy laws.




Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a)      not applicable

         (b)      not applicable

         (c) Exhibits - First Amendment to Agreement of Purchase and Sale of Assets, dated June 22, 2000





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2000                 PACIFIC BIOMETRICS, INC.



                                            By:    /s/ Paul G. Kanan
                                                   -----------------
                                            Name:  Paul G. Kanan
                                            Title: President and Chief
                                                   Executive Officer


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